CERTIFICATE OF TRUST
OF
GPH LIQUIDATING TRUST

THIS Certificate of Trust of GPH LIQUIDATING TRUST (the “Trust”), is being duly executed and filed by the undersigned, as Resident Trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”).

Name. The name of the statutory trust formed hereby is GPH LIQUIDATING TRUST.

Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is WILMINGTON TRUST COMPANY, 1100 North Market Street, Wilmington, Delaware 19890, attention: Corporate Trust Administration.

Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY,
as Resident Trustee

By: /s/ Patricia A. Evans
Name: Patricia A. Evans
Title: Vice President